Exhibit 10.2

KITE REALTY GROUP TRUST

Schedule of Non-Employee Trustee Fees and Other Compensation

Annual Retainer	$35,000 (1)

Board Meeting Fees (telephonic and in-person)	$1,000

Committee Meeting Fees (telephonic and in-person)	$1,000

Committee Chair Annual Retainer	Audit Committee: $10,000 Compensation Committee: $7,500 Nominating and Corporate Governance Committee: $5,000

Lead Trustee Retainer	$10,000

Annual Restricted Share Awards
Upon initial election, each trustee receives 3,000 restricted shares that vest 1 year from date of grant.

On an annual basis each year after their initial election, each trustee will receive restricted shares with a value of $15,000 that vest 1 year from the date of grant.

(1)
The Board of Trustees receives approximately one-half of their $35,000 annual retainer in common shares of beneficial interest, par value $0.01 per share, of the Company. Trustees receive approximately 50% of the quarterly payment in common shares pursuant to unrestricted share grants under the Company’s 2004 Equity Incentive Plan and the remainder in cash. The number of common shares to be issued each quarter will be based on the closing price of the common shares on the second business day after public release of the Company’s financial data for the preceding calendar quarter (rounded down to the nearest whole common share).

Effective: February 2011